EXHIBIT 4.1
AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”), dated as of November 1, 2006, is between Clark, Inc. (formerly Clark/Bardes Holdings, Inc.), a Delaware corporation (the “Company”), and The Bank of New York as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of July 10, 1998, between the Company and the Rights Agent (the “Rights Agreement”); and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.  Amendment of Section 1.

Section 1 of the Rights Agreement is amended by adding thereto subsections (q) through (t) which shall read as follows:

“(q) “Agreement and Plan of Merger” shall mean the Agreement and Plan of Merger, dated as of November 1, 2006, by and among Parent, Sub and the Company, as the same may be amended from time to time.”

“(r) “Parent” shall mean AUSA Holding Company, a Delaware corporation.

“(s) “Tender Agreements” shall mean the Tender and Voting Agreements among the Parent and certain stockholders of the Company (the “Specified Stockholders”), pursuant to the terms of which the Specified Stockholders agree to take certain actions in furtherance of the Offer and the Merger (as such terms are defined in the Agreement and Plan of Merger).”

“(t) Sub” shall mean AUSA Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent.”

2.  Amendment of Section 7.

Paragraph (a) of Section 7 of the Rights Agreement is amended by deleting the words “(the “Final Expiration Date”)” in subclause (i) thereof; deleting the word “or” immediately preceding subclause (iii) thereof; and by adding the following new phrase immediately following subclause (iii) thereof: “or (iv) immediately prior to the time at which the Sub accepts shares of Company Common Stock (as such term is defined in the Agreement and Plan of Merger) for payment and pays for such shares pursuant to and subject to the conditions of the Offer (as such term is defined in the Agreement and Plan of Merger) (the earlier to occur of the close of business on July 10, 2008 and the happening of the event described in this subclause (iv) being referred to in this Agreement as the “Final Expiration Date”).”

3.  Addition of New Section 35.

The Rights Agreement is amended by adding a Section 35 thereof which shall read as follows:

“Section 35. Exception For Agreement and Plan of Merger. Notwithstanding any provision of this Agreement to the contrary, (i) neither a Distribution Date, a Section 11(a)(ii) Event, a Section 13 Event nor a Shares Acquisition Date shall be deemed to have occurred; (ii) no Person shall be or be deemed to have become an Acquiring Person; and (iii) no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, this Agreement, in any such case by reason of (a) the approval, execution or delivery of the Agreement and Plan of Merger or any amendments thereof approved in advance by the Board of Directors of the Company; (b) the approval, execution or delivery of the Tender Agreements or any amendments thereof approved in advance by the Board of Directors of the Company; (c) the commencement or, prior to termination of the Agreement and Plan of Merger, the consummation of any of the transactions contemplated by the Agreement and Plan of Merger or the Tender Agreements in accordance with their respective provisions, including, without limitation, the making of the Offer (as such term is defined in the Agreement and Plan of Merger), the acceptance of payment for shares of Company Common Stock by Sub pursuant to the Offer and the Merger (as such term is defined in the Agreement and Plan of Merger); or (d) any public announcement by the Company, Parent, Sub or any of their Affiliates or Associates of an intention to make the Offer or of any of the transactions contemplated by the Agreement and Plan of Merger or the Tender Agreements.”

4.  Effectiveness.

This Amendment shall be deemed effective as of the date set forth above as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

5.  Miscellaneous.

This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

CLARK, INC. By: /s/Tom Wamberg Name: Tom Wamberg Title: CEO
THE BANK OF NEW YORK By: /s/James F. Kiszka Name: James Kiszka Title: Vice President